N-SAR Question 77K

Change in Independent Registered Public Accounting Firm

Upon the recommendation of the Audit Committee, the Board, including the Independent Trustees, who are not “interested persons” of the Funds, selected PricewaterhouseCoopers LLP to replace Tait, Weller and Baker LLP as the Funds’ independent auditors, effective for the year ended September 30, 2011. Tait, Weller and Baker LLP’s report on the Funds’ financial statements for the fiscal year ended September 30, 2010 contained no adverse opinion or disclaimer of opinion nor was it qualified or modified as to any uncertainty, audit scope, or accounting principles. During the year ended September 30, 2010 (i) there were no disagreements with Tait, Weller and Baker LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait, Weller and Baker LLP, would have caused it to make reference to the subject matter of disagreements in connection with its report on the Funds’ financial statements for such year, and (ii) there were no ‘reportable events’ of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.